Gentor Issues Progress Report

VIRGINIA CITY, MT, Jan. 19 - GENTOR RESOURCES INC. (the “Company”) is pleased to provide an update of its exploration activities at its Delmoe Lake property, located in the Beaverhead-Deerlodge National Forest between Butte and Whitehall, Montana.

The excavation crew has completed the cleaning out of the old adits and the excavation of two cross trenches. It has also reclaimed the disturbed ground following completion of geological mapping and sampling of the exposed bed rock. The excavation equipment has since been demobilized for the winter season.

A total of 24 samples were collected from the underground adits and surface trenches. The samples were delivered for analysis to the ALS Chemex assay laboratory in Sparks, Nevada. Values obtained for the adit samples ranged from <0.005 parts per million gold (ppm), the detection level, to a high of 2.07 ppm gold and 7.3 ppm silver (across 1.5 feet). The surface trenching led to the discovery of two zones (10 feet wide and 20 feet wide) of crushed and altered granite, moderately silicified, with rare quartz veinlets and with iron oxide and manganese oxide present along fractures and as coatings. Anomalous values of gold and silver (> 0.1 ppm Au) were found in these zones.

Assay procedures were as recommended by Chemex and in accordance with Chemex Au-AA23 and Ag-AA45 standards for gold and silver respectively. AA23 is the fire assay of 30 gram nominal sample weight charge with AAS (Atomic Absorption Spectroscopy) finish. AA45 is the determination of silver by aqua regia digestion and AAS finish. Samples were collected by, or under the direct supervision of, geologist C. Boyer and/or mining engineer J. Bardswich. Chain of custody of samples was maintained by them until delivery to the Chemex lab.

The exploration program recommended by company consultant Eric Fier, P.E., of Roscoe, Postle & Associates also included geochemical surveys and geological mapping. These portions of the program will be conducted when weather permits (estimated as May 1).

The company continues to seek prospective mineral properties in the United States and internationally for examination, assessment of potential and possible acquisition.

Qualified Person

L. Joseph Bardswich (P. Eng.), the Company's President and Chief Executive Officer, is the “qualified person” (as such term is defined in National Instrument 43-101) responsible for the preparation of the technical information in this release.

For further information contact L.J. Bardswich, President and CEO, at (406) 843-5390.

This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from those expressed or implied by such forward-looking statements.